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                                                                    EXHIBIT 99.1


[LOGO OF MELLON BANK]                                  News Release

         Contact:                                      Corporate Affairs
                                                       One Mellon Bank Center
                      Media:    Stephen K. Dishart     Pittsburgh, PA 15258-0001
                                (412) 234-0850
                      Analysts: Donald J. MacLeod
                                (412) 234-5601

FOR IMMEDIATE RELEASE

                         MELLON COMPLETES ACQUISITION
                           OF BUCK CONSULTANTS, INC.

PITTSBURGH, July 1, 1997--Mellon Bank Corporation today announced that it has completed its previously announced acquisition of Buck Consultants, Inc., a leading global benefits consulting firm. Mellon and Buck signed a definitive agreement in March 1997 to form a strategic combination that will create a leader in the rapidly growing business of corporate benefits outsourcing.

     Buck will operate as a Mellon subsidiary under the direction of its current management team, retaining its identity and its operational and professional independence. With headquarters in New York, Buck provides a broad array of pension and health and welfare actuarial services, and employee benefits, compensation and human resources consulting and administrative services.

     Mellon Bank Corporation is a broad-based financial services company with a bank at its core. With balance sheet assets of approximately $42 billion and assets under management or administration of approximately $1.3 trillion, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Headquartered in Pittsburgh; Mellon's principal subsidiary is Mellon Bank, N.A and its mutual fund business is The Dreyfus Corporation.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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